Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-XXXXXX) pertaining to both NuCana BioMed Limited Option Share Schemes (Including Management Enterprise Incentives) and the NuCana BioMed Limited 2016 Share Option Scheme (Including Management Enterprise Incentives and Incentive Stock Options) of NuCana plc of our report dated June 26, 2017, except for Note 16, as to which the date is September 18, 2017, with respect to the consolidated financial statements and schedules of NuCana plc included in its Registration Statement on Form F-1 (No. 333-220321) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Edinburgh, Scotland

March 6, 2018